Exhibit 99.1

VERRA MOBILITY Announces closing of Redflex Holdings Acquisition

-	Mark J Talbot, the current CEO of Redflex, will join the executive leadership team of Verra Mobility as Executive Vice President, Government Solutions, to lead the integrated business segment.
-	The Company expects to achieve approximately $8 million to $10 million in total cost synergies.

MESA, Ariz., June 17, 2021 /PRNewswire/ -- Verra Mobility (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, today announced the closing of the transaction to acquire 100% of the issued share capital of Redflex Holdings Limited (ASX: RDF) for a purchase price of A$0.96 per share, representing a total acquisition price of A$152.5 million. Entry into the agreement with Redflex was previously announced in January 2021.

“We are very excited about this acquisition,” said David Roberts, Chief Executive Officer, Verra Mobility. “Bringing together these two companies will result in increased resources, scale, and enhanced technology capabilities. The combination will enable global delivery of leading road safety products and services, allowing us to compete internationally as a global leader in smart transportation.”

Redflex is combining with Verra Mobility’s Government Solutions business segment, enhancing its product portfolio and technology capabilities and increasing its scale and global reach. Mark J. Talbot, who served as Redflex’s CEO, will lead the Government Solutions business and join Verra Mobility’s executive leadership team.

“Both teams have been moving quickly but thoughtfully on integration planning. Overall we expect to realize approximately $8 million to $10 million in cost synergies in the coming 24 months. We look forward to putting our plan into action and leveraging the ‘best of both’ of the companies to create significant value for our customers and shareholders for many years to come,” added Mr. Roberts.

During calendar year 2020, Redflex Holdings Limited reported revenue of $71.8 million and EBITDA of $13.3 million on an IFRS basis using a full-year average exchange rate of A$0.69:US$1.00.

As a result of the completion of the acquisition, Redflex has become a wholly owned subsidiary of Verra Mobility and shares of Redflex will no longer be listed for trading on the Australian Securities Exchange, which is expected to take effect as of the close of market on June 21, 2021.

About Verra Mobility

Verra Mobility is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world’s largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through integration with more than 50 individual tolling authorities and connectivity with more than 450 issuing authorities. Verra Mobility also fosters the development of safe cities, partnering with law enforcement agencies, transportation departments, and school districts across North America, operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in more than 15 countries. For more information, visit www.verramobility.com.

About Redflex

Over the past 25 years, Redflex established itself as a world leader in developing and implementing intelligent traffic management products and services that are sold and managed in the Asian Pacific, North America, United Kingdom, Europe, and Middle East regions. Redflex develops, manufactures, and operates a wide range of platform-based solutions, utilizing advanced sensor and image capture technologies that enable active management of state and local motorways.

Redflex runs its own systems engineering operations, system integration technologies and an innovation center for research and development. With a continuous program of product development, Redflex has been helping to improve roadway safety, alleviate congestion and reduce the harmful impacts of vehicle emissions.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Verra ’Mobility’s plans, objectives, expectations, beliefs and intentions and other statements including words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and Verra Mobility disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company’s reported financial results and our business outlook for future periods. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements.

Non-GAAP Financial Measures

Redflex revenue is reported under International Financial Reporting Standards (“IFRS”) which may differ from U.S. Generally Accepted Accounting Principles (“GAAP”).  Redflex EBITDA is defined as earnings (loss) before interest, taxes, depreciation, amortization and impairment of intangible assets the components of which were derived from IFRS reporting. These forward-looking non-GAAP measures could not be reconciled to their closest GAAP measure without unreasonable effort and are presented as a reflection of previously publicly reporting results from Redflex Holdings Limited.

Investor Relations Contacts

Sajid Daudi

Verra Mobility
480-596-2050
IR@verramobility.com